UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2025

TRIPADVISOR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35362	80-0743202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of Principal Executive Offices) (Zip Code)

(781) 800-5000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRIP	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to the Agreement and Plan of Merger, dated December 18, 2024, by and among Tripadvisor, Inc., a Delaware corporation (“TRIP”), Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“LTRP”), and Telluride Merger Sub Corp., a Delaware corporation (the “Merger Agreement”), TRIP agreed to provide a loan facility to LTRP to enable LTRP to repurchase or settle LTRP’s 0.50% Exchangeable Senior Debentures due 2051 (the “Exchangeable Debentures”) prior to the closing of the merger contemplated by the Merger Agreement.

On March 20, 2025, TRIP, as Lender, LTRP, as Borrower, and LTRP’s wholly owned subsidiaries, as guarantors (the “Guarantors”), entered into a Loan Agreement (the “Loan Agreement”). Pursuant to the Loan Agreement, TRIP will extend credit in the form of a term loan facility in an aggregate principal amount of $330.8 million subject to the terms and conditions therein. The Loan Agreement provides that LTRP is required to use the proceeds from loans under the Loan Agreement solely to repurchase or settle its exchange obligations with respect to the Exchangeable Debentures in accordance with the terms of the Exchangeable Senior Debentures Indenture and the Merger Agreement and pay related fees, costs and expenses incurred in connection therewith. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Loan Agreement.

Under the Loan Agreement, LTRP has promised to pay TRIP the principal amount of the loan and all accrued interest in cash on (A) the earlier of (x) the Termination Date (as defined in the Merger Agreement) and (y) the day that is fifteen business days after the termination of the Merger Agreement or (B) such other date later than the date set forth in the immediately preceding clause (A) as may be agreed by LTRP and TRIP (the “Scheduled Maturity Date”). Funds borrowed under the Loan Agreement bear an interest rate equal to (A) Adjusted Term SOFR plus (B) 6.00% per annum, which shall accrue daily and compound and be payable in kind quarterly in arrears, beginning on June 30, 2025 and continuing on the last day of each fiscal quarter thereafter and on the Scheduled Maturity Date (each such date, an “Interest Payment Date”), and thereby increase the outstanding principal balance of such loan on the Interest Payment Date by adding the accrued interest to the outstanding principal amount of such loan; provided, that LTRP shall pay all accrued and not yet paid in kind interest in cash on the Scheduled Maturity Date. LTRP may prepay the loan, in whole or in part, solely upon the prior written consent of TRIP.

Funds borrowed under the Loan Agreement are secured by a continuing first priority lien on substantially all of LTRP’s and the Guarantors’ assets. The obligations of LTRP are guaranteed by each Guarantor on the terms set forth in the Loan Agreement.

The Loan Agreement also contains representations and affirmative and negative covenants customary for financings of this type, including, among other things, guarantee and collateral requirements, limitations on certain other indebtedness, capital expenditures, investments, liens, mergers, restructurings or liquidations, as well as customary events of default for financings of this type.

This description of the Loan Agreement is only a summary and is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Loan Agreement, by and among Liberty Tripadvisor Holdings, Inc., as Borrower, the guarantors from time to time party thereto and the Company, as Lender, dated March 20, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

Date: March 21, 2025	By:	/s/ Michael Noonan
Michael Noonan
Chief Financial Officer